Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated May 8, 2025 in Amendment No. 1 to the Registration Statement on Form F-1(No. 333-287112), under the Securities Act of 1933 with respect to the balance sheets of HW Electro Co., Ltd. (the “Company”) as of September 30, 2024 and 2023, and the related statements of operations and comprehensive loss, changes in shareholders’ (deficit) equity and cash flows for each of the years in the three-year period ended September 30, 2024, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
June 2, 2025	Certified Public Accountants
PCAOB ID: 1171